                               PLAN OF ACQUISITION

                      High Quality Long-Term Bond Fund and
                    High Quality Intermediate-Term Bond Fund

         The Board of Directors of Principal Investors Fund, Inc., a Maryland
corporation (the "Fund"), deems it advisable that the High Quality
Intermediate-Term Bond Fund of the Fund (the "Intermediate-Term Bond Fund")
acquire all of the assets of the High Quality Long-Term Bond Fund of the Fund
(the "Long-Term Bond Fund") in exchange for the assumption by the
Intermediate-Term Bond Fund of all of the liabilities of the Long-Term Bond Fund and shares issued by the Intermediate-Term Bond Fund which are thereafter to be distributed by the Long-Term Bond Fund pro rata to its shareholders in complete liquidation and termination of the Long-Term Bond Fund and in exchange for all of the Long-Term Bond Fund's outstanding shares.

         The Long-Term Bond Fund will transfer to the Intermediate-Term Bond
Fund, and the Intermediate-Term Bond Fund will acquire from the Long-Term Bond
Fund, all of the assets of the Long-Term Bond Fund on the Closing Date and will assume from the Long-Term Bond Fund all of the liabilities of the Long-Term Bond
Fund in exchange for the issuance of the number of shares of the
Intermediate-Term Bond Fund determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of the Long-Term Bond Fund in complete liquidation and termination of the Long-Term
Bond Fund and in exchange for all of the Long-Term Bond Fund's outstanding shares. The Long-Term Bond Fund will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by the
Long-Term Bond Fund in proper form prior to the Closing Date shall be fulfilled by the Long-Term Bond Fund. Redemption requests received by the Long-Term Bond
Fund thereafter will be treated as requests for redemption of those shares of the Intermediate-Term Bond Fund allocable to the shareholder in question.

         The Long-Term Bond Fund will declare to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, for the current taxable year through the Closing Date.

         On the Closing Date, the Intermediate-Term Bond Fund will issue to the
Long-Term Bond Fund a number of full and fractional shares of the
Intermediate-Term Bond Fund, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the
Long-Term Bond Fund. The aggregate value of the net assets of the Long-Term Bond
Fund and the Intermediate-Term Bond Fund shall be determined in accordance with the then current Prospectus of the Intermediate-Term Bond Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management, 680 8th Street,
Des Moines, Iowa 50392-2080 at 2:00 p.m. Central Daylight Time on May 27, 2005,
or on such earlier or later date as fund management may determine. The date on which the Closing is to be held as provided in this Plan shall be known as the
"Closing Date."

         In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for the Intermediate-Term Bond Fund or the
Long-Term Bond Fund to fairly determine the value of its assets, the Closing
Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

         As soon as practicable after the Closing, the Long-Term Bond Fund shall
(a) distribute on a pro rata basis to the shareholders of record of the
Long-Term Bond Fund at the close of business on the Closing Date the shares of the Intermediate-Term Bond Fund received by the Long-Term Bond Fund at the
Closing in exchange for all of the Long-Term Bond Fund's outstanding shares, and
(b) be liquidated in accordance with applicable law and the Fund's Articles of
Incorporation.

         For purposes of the distribution of shares of the Intermediate-Term
Bond Fund to shareholders of the Long-Term Bond Fund, the Intermediate-Term Bond
Fund shall credit on the books of the Intermediate-Term Bond Fund an appropriate number of shares of the Intermediate-Term Bond Fund to the account of each shareholder of the Long-Term Bond Fund. No certificates will be issued for shares of the Intermediate-Term Bond Fund. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing
Date, represented shares of the Long-Term Bond Fund, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to evidence the appropriate number of shares of the Intermediate-Term Bond Fund to be credited on the books of the Intermediate-Term Bond Fund in respect of such shares of the
Long-Term Bond Fund as provided above.

         Prior to the Closing Date, the Long-Term Bond Fund shall deliver to the
Intermediate-Term Bond Fund a list setting forth the assets to be assigned, delivered and transferred to the Intermediate-Term Bond Fund, including the securities then owned by the Long-Term Bond Fund and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by the Intermediate-Term Bond Fund pursuant to this Plan.

         All of the Long-Term Bond Fund's portfolio securities shall be delivered by the Long-Term Bond Fund's custodian on the Closing Date to the
Intermediate-Term Bond Fund or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of
1940, transferred to an account in the name of the Intermediate-Term Bond Fund or its custodian with said depository. All cash to be delivered pursuant to this
Plan shall be transferred from the Long-Term Bond Fund's account at its custodian to the Intermediate-Term Bond Fund's account at its custodian. If on the Closing Date the Long-Term Bond Fund is unable to make good delivery to the
Intermediate-Term Bond Fund's custodian of any of the Long-Term Bond Fund's portfolio securities because such securities have not yet been delivered to the
Long-Term Bond Fund's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and the Long-Term Bond Fund shall deliver to the Intermediate-Term
Bond Fund's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to the Intermediate-Term Bond Fund, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by the
Intermediate-Term Bond Fund.

         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of the Long-Term Bond Fund and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of the Long-Term Bond Fund no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of the Long-Term Bond Fund.

         Except as expressly provided otherwise in this Plan, Principal
Management Corporation will pay or cause to be paid all out-of-pocket fees and expenses incurred by the Long-Term Bond Fund and the Intermediate-Term Bond Fund
in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.